Exhibit 10.7


                             EMPLOYMENT AGREEMENT

     THIS AGREEMENT is entered with the intent that it be effective as of the 1st day of December, 2000, by and between GreatBio Technologies, Inc., a Nevada corporation having its principal place of business at 150 Lucius Gordon Drive, Suite 215, West Henrietta, New York 14586 (Company) and Michael L. Weiner, residing at 693 Summit Drive, Webster, New York 14580 (Executive).

1.   EMPLOYMENT RELATIONSHIP

     1.1 Executive shall be and hereby is employed in the capacity of Chairman of the Board, Chief Executive Officer and President for the Company. In that capacity he shall perform all duties necessary and incidental to functioning as the executive in charge of all aspects of the business of the Company. Executive shall be responsible for the development and implementation, upon approval of the Board of Directors of the Company, of all Company policies and procedures and the supervision of the Company's management staff and business development. In addition, Executive shall have such other duties, consistent with said employment, as may from time to time be assigned to him by the Board of Directors. The Executive shall report directly to the Board of Directors of the Company, and Executive shall devote a majority of his working time and best efforts to perform his duties and to promote the business and affairs of the Company.

     1.2 As compensation for the performance of his duties, Executive shall receive an annual salary in an amount to be determined by the Board of Directors annually, but in no event less than $175,000, such salary to be paid in regular periodic installments as the parties agree (the "Base Salary"). In addition to the Base Salary, the Executive shall be eligible to receive a discretionary bonus as determined from time to time by the Board of Directors ( the "Discretionary Bonus"). The Board shall determine the amount or manner of payment of the bonus, if any, no later than forty-five (45) days after the end of each fiscal year. The Discretionary Bonus may be payable in any manner approved by the Board, including, but not limited to, stock, cash or options and shall be paid to the Executive no later than seventy-five (75) days after the end of each fiscal year.

     1.3 The Executive shall be entitled to four weeks of paid vacation in each calendar year. In the event that the Executive is employed hereunder during a calendar year for less than all of that year, he shall be entitled in that year to a number of paid vacation days which shall be prorated in accordance with the number of days on which he is so employed in that year. The Executive shall also be entitled to all paid holidays as approved on an annual basis by the Board of Directors.

     1.4 Executive shall be entitled to participate in all fringe benefit programs now or hereafter approved by the Board of Directors. However, at a minimum the Company agrees to obtain and maintain at its sole cost and expense, life insurance and disability insurance, for the benefit of the Executive in the following amounts: a $1,000,000 life insurance currently owned by Executive on his life, or at his election, an equivalent policy, and disability insurance providing at least seventy-five percent (75%) salary replacement.

     1.5 Executive shall receive a non-qualified option to purchase up to 250,000 common shares at a strike price of $.50 per share. The option may be exercised (a) with respect to all or any part of 100,000 of the Shares covered hereby at any time on or after December 1, 2000, (b) with respect to all or any part of 150,000 of the Shares covered hereby at any time on or after December 1, 2002, (c) with respect to all or any part of 200,000 of the Shares covered hereby at any time on or after December 1, 2003, and (d) with respect to all or any part of the Shares covered hereby at any time on or after December 1, 2004.

     1.6 In addition to the Intitial Grant, the Executive shall be entitled to participate in the GreatBio Technologies, Inc. 2001 Stock Option Plan ("Option Plan"). Grants under the Option Plan shall be in amounts determined by the Compensation Committe.

     1.7 Subject to the terms and conditions hereinafter set forth, the term of the Executive's employment hereunder ("Term") shall commence on the date hereof and shall remain in full force and effect indefinitely unless terminated in accordance with paragraph 3 of this Agreement.

     1.8 Company shall reimburse Executive for all travel and business expenses incurred by him which are reasonable and necessary for carrying on the business of the Company. Expenses shall be reimbursed after presentation by Executive of an itemized account of such expenses in form and substance satisfactory to the Board of Members.

     1.9 The Executive shall have his principal office where determined by the Corporation, provided however, that he shall not be required as a result of his duties to relocate to a principal office outside the Greater Rochester, New York area, provided, however, that the Executive agrees to undertake all reasonable travel required by the Company to be conducted in connection with the performance of his duties.

2.   COVENANTS BY EXECUTIVE

     2.1 Except as required in the performance of his duties to Company, Executive will never directly, indirectly or otherwise, use, disseminate or disclose any Confidential Information.

     2.2 Upon termination of his employment with Company, Executive shall leave with or return to Company all copies of documents, records, notebooks and similar repositories, in written or electronic form containing Confidential Information.

     2.3 Confidential Information means information concerning the matters described below that are disclosed to the Executive or are or become known to the Executive as a consequence of his employment:

              2.3.1 The Company's assets, material agreements, products and services, including specifications, plans, designs or other documents relating to the assets, material agreements, products and services, the Company's plans, procedures, products, processes and services, trade secrets, ideas, data, software programs, business affairs and customers, and customer lists, including information relating to research, development, manufacturing, purchasing, engineering, pricing, selling and marketing, and;

              2.3.2 Any information regarding the affairs and business of Company's customers and clients that Executive has access to as a result of his Employment with the Company.

              2.3.3 Confidential Information does not include information which (i) was known to the Executive prior to his employment that does not relate to the business, operations or affairs of the Company, (ii) is disseminated to the public (without the fault of the Executive), or (iii) is readily available to the public.

    2.4 During the Non-Compete Period, the Executive agrees that he will not, and will cause each of his Affiliates not to, for any reason whatsoever, directly or indirectly, either individually or as an owner, partner, officer, director, manager, lender or otherwise, engage in any Competitive Business. The ownership by the Executive in the aggregate of up to five percent (5%) of any class of securities of any company which has a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, shall not constitute a breach of this covenant.

             During the Non-Compete Period, the Executive shall not, and shall not permit any of his Affiliates to: (a) induce or attempt to induce any Executive of the Company to leave the employ of the Company to engage in any Competitive Business or
             (b) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company to cease doing business with the Company or in any way interfere with the relationship between any such customer, supplier, licensee or business relation of the Company.

             2.4.1 The term "Non-Complete Period" shall mean the period commencing with the date hereof and ending one year from the date of termination.

             2.4.2 The term "Competitive Business" shall mean any business engaged in the same or a similar business or businesses as that or those conducted by the Company from time to time, but limited to MRI-compatible pacemakers and related MRI-compatatible medical devices; and
                     HIV/AIDS diagnosis and/or treatment, and related lentiviral vectors.

             2.4.3 The parties hereto agree that the duration and geographic scope of the non-competition provision set forth in this section are reasonable. In the event that any court determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the parties agree that the provision shall remain in full force and effect for the greatest time period and in the greatest geographic area that would not render it unenforceable. The parties intend that this non-competition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective. The Executive agrees that the restrictions contained in this section are reasonable in all respects.

    2.5 The Executive agrees that any and all inventions, improvements, ideas and innovations, whether or not patentable, which the Executive may invent, discover, originate, make or conceive during his services to the Company or any of its affiliates, whether prior to or during his employment with the Company, either solely or jointly with others, and which in any way relate to or are or may be used in connection with the business of the Company limited as stated in section 2.4.2 hereof shall be, to the extent of the Executive's interest therein, the sole and exclusive property of the Company or such affiliate and the Executive's interest therein shall be assigned to the Company or such affiliate, as the case may be, or to the Company's or such affiliate's nominee(s).

    2.6. Notwithstanding the foregoing, the Company hereby specifically acknowleges and agrees that Executive is also engaged in the business (as an Executive, manager and equity participant in certain other entities, including but not limited to, Technology Innovations, LLC and Biophan, LLC) of the acquisition, development and/or exploitation of medical and other technologies. The Company agrees that such efforts by Executive on behalf of himself and others are outside the scope of this Agreement, and that the Company will obtain no rights to or interest in such other technologies solely by virtue of Weinier's employment hereunder, except as stated in paragraph 2.5 above, and Weiner shall have no duty to make such technologies available to the Company.

    2.7 The Executive further agrees to execute at any time, upon the request and at the expense of the Company, for the benefit of the Company, any of its affiliates or any nominee(s) thereof, any and all appropriate applications, instruments, assignments and other documents, which the Company shall deem necessary or desirable to protect its (or any of its affiliates') entire right, title and interest in and to any of the discoveries, inventions, improvements, ideas and innovations described herein.

    2.8 The Executive agrees, upon the request and at the expense of the Company or any person to whom the Company or any of its affiliates may have granted or grants rights, to execute any and all appropriate applications, assignments, instruments and papers, which the Company shall deem necessary for the procurement in the United States of America and foreign countries of patent, copyright or other protection for the discoveries, inventions, improvements, ideas or innovations to be so assigned, including the execution of new, provisional, continuing and reissue applications, to make all rightful oaths, to testify in any proceeding before any governmental authority authorized to grant or administer patent protection or before any court, and generally to do everything lawfully possible to aid the Company, its affiliates and its and their successors, assigns and nominees to obtain, enjoy and enforce proper patent, copyright or other protection for the discoveries, inventions, improvements, ideas or innovations conceived or made by him during the course of his services to the Company or any of its affiliates for a period of two (2) years after the termination of this Agreement.

    2.9 The parties hereto agree and declare that monetary damages shall be insufficient to fully compensate the Company for its losses in the event that Executive violates the covenants contained in this
             Article 2. Therefore, the Company, without the need to post bond, shall be entitled to enjoin Executive from continuing to violate his agreement not to compete, and Executive shall not raise as a defense to any action or proceeding for an injunction the claim that Company would be adequately compensated by monetary damages.

    2.10 The Executive's obligations as described in this Article 2 shall survive the termination of this Agreement for any reason.

3.   TERMINATION/SEVERANCE

    3.1 The Executive's employment hereunder may be terminated upon the occurrence of any of the following:

            (i)    the death of the Executive;

           (ii)    voluntary termination by the Executive upon ninety
                   (90) days' notice to the Company ("Voluntary
                   Termination") or termination by the Company upon ninety (90) days' notice to the Executive
                   ("Involuntary Termination");

          (iii) the inability of the Executive to render the services to be rendered by the Executive pursuant to this Agreement for a continuous period of ninety (90) successive days or for shorter periods aggregating one hundred twenty (120) days or more during any 180-day period ("Disability");

           (iv) upon a change in control in the Corporation where the phrase Change in Control shall mean (1) on the date of the merger or consolidation of the Corporation with another entity where the members of the Board, immediately prior to the merger or consolidation, would not immediately after the merger or consolidation, constitute a majority of the Board of Directors of the entity issuing cash or securities in the merger or consolidation, or (2) on the date of the sale or other disposition of all or substantially all of the assets of the Corporation;

            (v) Termination of the Executive's employment hereunder by the Corporation at any time for "cause", such termination to take effect immediately upon written notice from the Corporation to the Executive;

           (vi) At the Executive's discretion, upon a significant change in the Executive's job duties or responsibilities, where the phrase "Significant Change In The Executive's Job Duties Or Responsibilities" is defined to mean "a material change in the type of work Executive performs".

    3.2 For all purposes of this Agreement, the term "cause" shall mean a determination by a majority of the members of the Board of Directors, other than the Executive, that (i) the Executive willfully refuses to obey reasonable and lawful orders of the Board; (ii) the Executive has willfully breached or habitually neglected his duty, provided that the Executive does not take reasonable steps to correct the problem within fifteen (15) business days after written notice thereof; (iii) the Executive has been convicted in a court of law of a crime or offense which involves dishonesty or fraud, (iv) the Executive has breached any of the Executive's material obligations pursuant to this Agreement; or (v) the Executive has been convicted in a court of law for the commission of a felony.

    3.3 Severance for Involuntary Termination. In the event of Involuntary Termination of the Executive, the Corporation will pay the Executive (i) the unpaid amount of the Executive's Base Salary through the date of termination as set forth in paragraph 1.2 hereof; (ii) bonus compensation earned but not yet paid pursuant to paragraph 1.2 hereof; and (iii) a severance payment equal to one (1) year of his then current salary, due and payable in full within fifteen (15) days of the Executive's termination from the Company. In addition, the Executive will be immediately vested in any options, warrants, retirement plan or agreements then in effect and the Corporation will continue to provide the Executive and his spouse with the Insurance as set forth in paragraph 6 hereof. All payments made to the Executive hereunder will be subject to all applicable employment and withholding taxes.

    3.4 Severance for Disability or Change in Control. In the event of termination of employment of the Executive due to Disability or Change in Control, the Company will pay the Executive (i) the unpaid amount of the Executive's Base Salary through the date of termination as set forth in paragraph 1.2 hereof; (ii) bonus compensation earned but not yet paid pursuant to paragraph 1.2 hereof; and (iii) a severance payment equal to one (1) year of his then current salary, in three (3) equal installments with the first installment due and payable within fifteen (15) days following termination, the second installment due and payable within sixty (60) days following termination and the third installment due and payable within one hundred and twenty (120) days following termination. In addition, the Executive will be immediately vested in any warrants, options, retirement plans or agreements then in effect and the Corporation will continue to provide the Executive and his spouse for a period of one year from the date of termination. All payments made to the Executive hereunder will be subject to all applicable employment and withholding taxes.

    3.5 Termination for Cause. In the event of the termination for Cause of the Executive, all unexercised warrants and options, whether or not vested, shall be canceled and the Executive will not be eligible for severance payments. The Corporation shall pay to the Executive the unpaid amount of the Executive's Base Salary through the date of termination as set forth in paragraph 1.2 hereof.

    3.6 Voluntary Termination. In the event of the Voluntary Termination of the Executive, all unvested warrants and options shall be canceled and the Executive shall have three (3) months from the date of termination to exercise his rights with respect to any unexercised but vested options. The Executive will not be eligible for severance payments. The Company shall pay to the Executive the unpaid amount of the Executive's Base Salary through the date of termination.

    3.7 The provisions of this paragraph 3 shall survive termination of this Agreement for any reason.

4.   MISCELLANEOUS PROVISIONS

    4.1. Executive hereby represents and warrants that he is free to make this Agreement and the making hereof and/or performance hereunder by him will not violate the legal and/or equitable rights of any third party.

    4.2 Any notices to be given hereunder by either party to the other shall be in writing and may be transmitted by personal delivery or by certified mail. Mailed notices shall be addressed as follows:

             To Company:     GreatBio Technologies, Inc.
                             150 Lucius Gordon Drive, Suite 215
                             West Henrietta, New York 14586

             To Executive:   Michael L. Weiner
                             693 Summit Drive
                             Webster, New York 14580

             (Or to the last known residential address of Executive as the same is reflected on the Company's records).

             Each party may change that address by written notice delivered or mailed in accordance with this section. Notices delivered personally shall be deemed communicated as of the date of actual receipt, except that if receipt is refused, then as of the date delivery was attempted. Notices which are mailed shall be deemed received two business days after the Notice was delivered to an Executive or receptacle under the control of the United States Post Office.

    4.3 This Agreement constitutes the entire understanding of the parties and there are no promises, terms, covenants, conditions or obligations or other written, expressed or implied agreements other than those contained herein. No change or modification of this Agreement shall be valid unless the same shall be in writing and signed by both parties hereto.

    4.4 The waiver by either party hereto of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach of this Agreement.

    4.5 The employment by Company of Executive is being effected because of Executive's special capabilities and qualifications and all of his rights, benefits and duties hereunder are, therefore, not assignable or transferable in any manner.

    4.6 This Employment Agreement shall be construed and enforced in accordance with the laws of the State of New York.

    4.7 If any provision of this Employment Agreement is unenforceable, the remaining provisions shall, to the extent possible, be carried into effect, taking into account the general purposes and spirit of this Employment Agreement.

    4.8 Employer shall have the right to withhold from the Executive's salary and other compensation hereunder all amounts required to be withheld, including such amounts in respect of any compensation deemed paid to the Executive under federal, state and local tax laws.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement with the intent that it be effective as of the date first written above.

GreatBio Technologies, Inc.                    /s/Michael L. Weiner

By: _____________________________          __________________________________